Exhibit 11

                     COVENANT BANCORP, INC. AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (UNAUDITED)

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

                                                            Three Months Ended                    Six Months Ended
                                                            ------------------                    ----------------
                                                     September 30,      September 30,      September 30,       September 30,
                                                        1997               1996                1997                1996
                                                        ----               ----                ----                ----

Net income (loss)                                      $   925             ($  413)            $ 2,739            $ 1,023
                                                       =======                                 =======
Less: preferred dividends                                                     (112)                                  (337)
                                                                           -------                                -------
Net income applicable to common stock                                      ($  525)                               $   686
                                                                           ========                               =======

Average number of shares outstanding:
  Average common shares outstanding                      3,057               3,069               3,051              3,168
  Common stock equivalents considered in
    earnings per share computation:
     Dilutive stock options                                242                 106                 237               --
     Conversion of preferred stock Series "A"              550                --                   550               --
     Conversion of preferred stock Series "B"              509                --                   509               --
                                                       -------             -------             -------            -------
Average number of shares outstanding                     4,358               3,175               4,347              3,168
                                                       =======             =======             =======            =======


Net income (loss)  per share of common
  stock and common stock equivalents                   $  0.21             ($ 0.17)            $  0.63            $  0.22
                                                       =======             =======             =======            =======

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